EXHIBIT 99.1


FOR IMMEDIATE RELEASE

OFFICE DEPOT, INC. EXTENDS EXCHANGE OFFER

DELRAY BEACH, FLA., October 9, 2003 - Office Depot, Inc. announced today that it has extended its offer to the holders of $400 million principal amount of its 6.25% Senior Notes due August 15, 2013 to exchange such notes for a like principal amount of its 6.25% Senior Notes due August 15, 2013, which have been registered under the Securities Act of 1933, as amended.

The exchange offer scheduled to expire at 5 p.m. New York City time on October 9, 2003 will now expire at 5 p.m. New York City time on October 16, 2003, unless further extended by Office Depot, Inc. All other terms, provisions and conditions contained in the exchange offer will remain in full force and effect. SunTrust Bank has been appointed as exchange agent for the exchange offer. Requests for assistance or documents should be directed to SunTrust Bank at (305) 579-7009.

Office Depot, Inc. said it has been informed by the exchange agent that as of 5:00 p.m. New York City time on October 9, 2003 approximately $395 million in aggregate principal amount of its 6.25% Senior Notes due August 15, 2013 had been tendered in the exchange offer. This amount represents approximately 98.75% of the outstanding 6.25% Senior Notes due August 15, 2013.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Office Depot

No one sells more office products to more customers in more countries than Office Depot. The company, founded in 1986 and headquartered in Delray Beach, FL, conducts business in 22 countries and employs nearly 50,000 people worldwide.

Operating under the Office Depot, Viking Office Products, Viking Direct, 4Sure.com and Guilbert brand names, Office Depot is an industry leader in every distribution channel - from retail stores and contract delivery to catalogs and e-commerce. The company is home to a number of award-winning web sites, including http://www.espanol.officedepot.com/ one of the first fully functional, Spanish-language retail sites.

In North America, Office Depot has more than 870 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

         Additional press information can be found at:
http://mediarelations.officedepot.com.



         CONTACT: Office Depot, Inc., Delray Beach
                  Eileen H. Dunn, 561-438-4930
                  edunn@officedepot.com
                  or
                  Brian Levine, 561-438-2895
                  blevine@officedepot.com

         SOURCE:  Office Depot, Inc.